UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2013

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Offices, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) On October 3, 2013, Kip M. Garcia provided notice of his resignation from his position as President of The Gymboree Corporation (the “Company”) effective December 31, 2013. Pursuant to the terms of an agreement entered into with the Company in connection with his resignation (the “Consulting Agreement”), Mr. Garcia has agreed to remain employed by the Company as a Creative Advisor to the Company for a period of four months following the effective date of his resignation and, immediately thereafter, to be engaged by the Company as a consultant until December 31, 2014. If Mr. Garcia remains employed by the Company through December 31, 2013, he will be eligible for his full annual cash bonus with respect to 2013.

Subject to the terms of the Consulting Agreement, Mr. Garcia will be entitled to compensation of $192,000 for calendar year 2014. While employed as Creative Advisor, Mr. Garcia will generally remain eligible to participate in all Company benefit plans offered to senior executive officers. Upon engagement as a consultant on May 1, 2014 and through December 31, 2014, Mr. Garcia will be eligible to receive reimbursement from the Company for the full cost of COBRA coverage. All shares of Gymboree Holding, Ltd., a parent of the Company, held by Mr. Garcia will be repurchased by Gymboree Holding, Ltd. within 30 days of October 3, 2013 for their fair market value. Mr. Garcia’s stock options will cease vesting as of December 31, 2013 and he will be treated as having ceased “Employment” for purposes of the Giraffe Holding, Inc. 2010 Equity Incentive Plan. Effective December 31, 2013, the Consulting Agreement supersedes Mr. Garcia’s letter agreement with the Company dated October 31, 2012, except that the restrictive covenants contained in his prior letter agreement will remain in effect but have been modified such that the non-competition, non-solicitation and no hire provisions of the prior agreement will remain in effect until the end of the 12-month period following Mr. Garcia’s termination of service to the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Consulting Agreement, which will be filed with the Company’s next quarterly report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION
Date: October 4, 2013
	By:	/s/ Evan Price
		Name:	Evan Price
		Title:	Chief Financial Officer